MILACRON INC.
EXECUTIVE RETENTION/SEPARATION PLAN

ARTICLE I

PURPOSE AND TERM OF PLAN

Section 1.01 Purpose. Milacron Inc. (the “Company”) hereby establishes the Milacron Inc. Executive Retention/Separation Plan (the “Plan”) to assist the Company in retaining and, where appropriate, facilitating the separations of Covered Executives and, in certain cases, providing severance benefits to a Covered Executive. The capitalized terms used in this Plan shall have the meanings given them in Article II, unless otherwise defined herein.

Section 1.02 Term of the Plan. The Plan, as set forth herein, shall be effective as of the date of its adoption by the Board of Directors of the Company. The Plan will continue until the Committee, acting in its reasonable discretion, elects to modify, supersede or terminate the Plan in accordance with, and subject to, the provisions of Article V.

ARTICLE II

DEFINITIONS

Section 2.01 “Administrator” shall mean the Committee.

Section 2.02 “Benefit” or “Benefits” shall mean the benefits of the type that a Covered Executive is entitled to receive pursuant to Article III of the Plan.

Section 2.03 “Board” or “Board of Directors” shall mean the Board of Directors of Milacron Inc.

Section 2.04 “Bonus” shall mean 100% of the bonus earned by the Covered Executive under the Milacron Inc. 2002 Short-Term Incentive Plan (“STIP”) or similar successor or substitute annual incentive plan or program had the Covered Executive remained employed and a participant in the STIP through the end of the applicable Plan Year. For purposes of Section 3.01(b), Bonus is the sum of: (i) a Bonus for the Plan Year in which the Qualifying Termination occurs; and (ii) a pro-rated Bonus for the Plan Year in which the Severance Period ends, such proration to be determined by multiplying the amount of the Bonus by a fraction, the numerator of which is the number of days in such Plan Year through the end of the Covered Executive’s Severance Period, and the denominator of which is 365; and in the case of the President, Chairman or CEO, (iii) a Bonus for the Plan Year next following such Covered Executive’s Qualifying Termination.

Section 2.05 “Cause” shall mean the Covered Executive’s: (i) fraud on, or misappropriation or embezzlement of assets, of the Company that causes material harm to the Company; or (ii) willful and continued failure to substantially perform the Covered Executive’s duties hereunder (other than any such failure resulting from the Covered Executive’s mental or physical incapacity or mental illness or any such actual or anticipated failure after the issuance of a written notice of termination by the Covered Executive to the Company. Provided, however, that Cause shall occur with respect to subsection (ii) only if such action constituting Cause has not been corrected or cured by the Covered Executive within 30 days after the Covered Executive has received written notice from the Company of the Company’s intent to terminate the Covered Executive’s employment for Cause and specifying in detail the basis for such termination. For purposes of this paragraph, no act, or failure to act, on the Covered Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Covered Executive in bad faith and without reasonable belief that the Covered Executive’s action or omission was in the best interests of the Company.

Section 2.06 “CEO” shall mean the Chief Executive Officer of Milacron Inc., or if there is no CEO, then the highest ranking officer of the Company.

Section 2.07 “Committee” shall mean the Personnel and Compensation Committee of the Board of Directors.

Section 2.08 “Company” shall mean Milacron Inc. The term “Company” shall include any Subsidiary which adopts the Plan or any successor to Milacron Inc., including, but not limited to, an entity succeeding to the business of Milacron Inc. by merger, consolidation or liquidation, or purchase of assets or stock or similar transaction.

Section 2.09 “Covered Executive” shall mean each U.S.-based executive who has been appointed to the position of Chairman, President, CEO or any Vice President of Milacron Inc. and who has at least 5 years of credited service with the Company. Covered Executive also shall include any other executive so designated by the Committee or the Board.

Section 2.10 “Disability” shall be as defined under the Company’s long-term disability plan.

Section 2.11 “Employment Termination Date” shall mean the date on which the active employment relationship between the Covered Executive and the Company is to be, and in fact is, terminated.

Section 2.12 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 2.13 “Good Reason” shall mean the occurrence of any of the following without the Covered Executive’s express prior written consent:

(i) any material diminution of, or the assignment to the Covered Executive of duties materially inconsistent with, the Covered Executive’s position, duties, responsibilities and title with the Company, a material adverse change in the Covered Executive’s titles or offices with Milacron Inc., any removal of the Covered Executive from, or any failure to reelect the Covered Executive to, any of such positions, except in connection with the Covered Executive’s termination of employment for Disability or Cause or as a result of the Covered Executive’s death or by the Covered Executive other than for Good Reason;

Nothwithstanding the foregoing in this subsection (i), a change in the Covered Executive’s situation as a result of the sale of a business unit, division, or Subsidiary; the reassignment of a business unit, division, or Subsidiary; or the Company’s reorganization, shall not be deemed to satisfy any of the criteria of this subsection (i);

(ii) a reduction by the Company in the Covered Executive’s base salary and/or Bonus;

(iii) the Company’s failure to continue any benefit plan or arrangement (including, without limitation, the Company’s life insurance, post-retirement benefits, and comprehensive medical plan coverage) in which the Covered Executive participates without implementing at such time plans or arrangements providing the Covered Executive with substantially similar benefits (hereinafter referred to as “Benefit Plans”), or any action by the Company that would adversely affect the Covered Executive’s participation in or materially reduce the Covered Executive’s benefits under any such Benefit Plan or deprive the Covered Executive of any material fringe benefit enjoyed by the Covered Executive, unless such action also applies to other participating employees who are not Covered Executives under this Plan;

(iv) any action by the Company that would affect the Covered Executive’s continued participation under any incentive plan or arrangement (including, without limitation, any equity-based plan or arrangement) in which the Covered Executive is eligible to participate (hereinafter referred to as “Incentive Plans”) as provided under the terms of the Incentive Plans;

(v) the Company’s reduction of the number of paid vacation days to which the Covered Executive is entitled;

(vi) the Company’s material breach of any provision of this Plan or any material agreement between the Covered Executive and the Company;

(vii) the Company’s failure to require any successor to the Company, including, but not limited to, an entity succeeding to the business of Milacron Inc. by merger, consolidation or liquidation, or purchase of assets or stock or similar transaction, to expressly assume and agree to perform this Plan and any material agreement between the Covered Executive and Company; or

(viii) the Company’s purported termination of the Covered Executive without Cause.

Section 2.14 “Long-Term Incentive Plan” shall mean the Milacron Inc. 2004 Long-Term Incentive Plan approved by the Company’s stockholders and effective April 1, 2004, together with all predecessor and similar successor or substitute intermediate and/or long-term incentive compensation plans or programs.

Section 2.15 “Plan” shall mean the Milacron Inc. Executive Retention/Severance Plan, as set forth herein, as the same may from time to time be amended.

Section 2.16 “Plan Year” shall mean each calendar year.

Section 2.17 “Qualifying Termination” shall mean (i) a termination of the Covered Executive’s employment by the Company for any reason other than for Cause, Disability, or due to the Covered Executive’s death, or (ii) the Covered Executive’s termination of employment for Good Reason. Qualifying Termination does not include the Covered Executive’s voluntary resignation without Good Reason as defined under this Plan.

Section 2.18 “Salary” shall mean an amount equal to the annual rate of a Covered Executive’s base salary payable to the Covered Executive in all capacities with the Company for the Plan Year in which a Covered Executive’s Employment Termination Date occurs.

Section 2.19 “Subsidiary” shall mean any entity of which the Company owns, directly or indirectly, more than 50% of the voting securities.

ARTICLE III

ENTITLEMENT TO AND DESCRIPTION OF BENEFITS

Section 3.01 Cash Benefits. Upon a Covered Executive’s Qualifying Termination and his satisfaction of the conditions specified in Section 3.03 of the Plan, the Covered Executive shall be entitled to receive the following Benefits as well as those referred to under Section 3.02: (a) a cash severance Benefit equal to 12 months (24 months for the President, Chairman or CEO) (“Severance Period”) of the Covered Executive’s aggregate Salary to which the Covered Executive would have been entitled during such period, (b) a Bonus as determined in accordance with Section 2.04, (c) any accrued but unpaid vacation pay, any similar unpaid items that have accrued and to which the Covered Executive has become entitled as of his Employment Termination Date, including declared but unpaid Bonuses and unreimbursed employee business expenses, (d) a stipend to cover miscellaneous transition expenses including one year of appropriate outplacement assistance, one year of financial and other similar planning, and legal fees (such stipend for legal fees to be an amount determined by the Committee, in its reasonable discretion, acting on behalf of the Company), (e) the Covered Executive shall continue to be covered under the Company’s group medical and dental plan (such coverage and terms thereof shall be identical to that provided to similarly-situated Company executives then working for the Company and such coverage shall run concurrent with, and then extend beyond, as applicable, the maximum period of coverage provided under COBRA), long-term disability plan and life insurance plan for the Severance Period provided above in subsection (a); and (f) the Severance Periods provided above in subsection (a) will be counted as additional age and service for vesting and benefit entitlement purposes under all of the Company’s supplemental pension plans; provided, however, that the amount of Benefits to which the Covered Executive is entitled under this Plan shall not be included in the calculation of the benefits to which the Covered Executive is entitled under the Company’s supplemental pension plans.

Section 3.02 Long-Term Incentive Plan Benefits. In addition to the Benefits payable under Section 3.01, a Covered Executive’s outstanding Long-Term Incentive Plan awards shall be treated as follows:

(a) The applicable Severance Period provided in Section 3.01(a) will be counted as service for vesting purposes for all stock options and stock appreciation rights. All stock options and stock appreciation rights shall otherwise remain in effect for a period of 30 days following the end of the Severance Period, but not longer than the remainder of their stated term, as set forth in the agreements and/or plans governing such awards.

(b) Long-term cash, restricted stock, stock units, deferred units and/or performance share awards shall remain in effect for the restriction period and/or performance period as set forth in the agreements and/or plans governing such awards and any awards thereunder shall be prorated (in the case of performance-based awards, only if the Company attains the applicable performance target(s), determined as and when determined under the applicable award agreement(s)) by multiplying the award by a fraction, the numerator of which is the number of days between the award date and the last day of the Severance Period, and the denominator of which is the number of days of the award restriction and/or performance period.

Section 3.03 Conditions to Entitlement to Benefit. To be eligible to receive any Benefits under the Plan after the Covered Executive’s Employment Termination Date, a Covered Executive must (a) continue in his then current office and perform such duties for the Company as are typically related to the Covered Executive’s position, and cease his employment on the Employment Termination Date; (b) execute the General Release and discharge the Company, in substantially the form attached hereto as Appendix A, from any and all claims, demands or causes of action (other than as provided in Appendix A). No Benefits due hereunder shall be paid to a Covered Executive who has not complied in all respects with the requirements of this Section 3.03.

Section 3.04 Further Company Obligations. In exchange for the Covered Executive delivering his executed General Release referred to above, the Company shall deliver its executed General Release, in substantially the same form attached hereto as Annex 1 to Appendix A.

Section 3.05 Method of Payment. The cash Benefits to which a Covered Executive is entitled, as determined pursuant to Sections 3.01 and 3.02, as applicable, shall be paid in a lump sum, subject to all employment and withholding taxes applicable to the type of payments made. For Benefits payable pursuant to Section 3.01, the Salary portion of the Benefit will be paid within 30 days from the later of: (i) six months after Covered Executive’s Employment Termination Date; or (ii) after the expiration of any revocation period for the General Release signed by the Covered Executive pursuant to Section 3.03 and the Bonus portion of the Benefit will be paid at the same time as all other STIP payments are paid for the Plan Year in which the Qualifying Termination occurs (provided such payment is not made any earlier than six months after the Covered Executive’s Employment Termination Date) and for the Plan Year in which the Severance Period ends (additionally, with respect to the President, Chairman or CEO, the Plan Year next following such Covered Executive’s Qualifying Termination). Long-Term Incentive Plan awards, referred to in Section 3.02(b), will be determined, paid in the form, paid at the time, and paid subject to applicable withholding, all as provided in the respective award agreement(s); provided however, that any such payment shall not occur before the payment date specified in the prior sentence.

Section 3.06 Death or Disability. If a Covered Executive incurs Disability or dies before his Employment Termination Date, no Plan payments or other benefits will be due and owing to the Covered Executive or, in the case of his death, to his estate or beneficiary.

If the Covered Executive incurs Disability or dies after his Employment Termination Date, the Committee shall cause any Benefits due under the Plan to be paid to the Covered Executive or, in the case of his death, to the Covered Executive’s designated beneficiary or to his estate.

A Covered Executive’s beneficiary designation shall be made in the manner, and at the time, prescribed by the Committee in its reasonable discretion. In the absence of an effective beneficiary designation hereunder, the Covered Executive’s estate shall be deemed to be the designated beneficiary.

Section 3.07 Nonduplication of Benefits. In the event of the payment of benefits under the Executive Severance Agreement, if any, applicable to the Covered Executive, related to the termination of the Covered Executive, such Agreement shall continue in full force and effect and the Covered Executive only shall be entitled to the benefits provided thereunder, so that there shall be no duplication of Benefits provided under this Plan.

ARTICLE IV

ADMINISTRATION

Section 4.01 Authority and Duties. The Committee or its designee shall, on the basis of information supplied by the Company, determine the entitlement of the Covered Executive to Benefits under the Plan, calculate the amount of the Benefits payable to each such Covered Executive, and determine the manner and time of payment of the Benefits consistent with the provisions hereof. If a dispute with a Covered Executive arises as to such administration, the Committee shall have the duty to resolve the dispute under Article VII below. The Company shall make such payments as so determined to be due to the Covered Executive. The Committee shall have the full power and authority to construe and interpret the Plan, to correct deficiencies therein, and to supply omissions. All decisions, actions, and interpretations of the Committee shall be final, binding, and conclusive upon the parties.

Section 4.02 Delegation. The Committee may delegate to any of its members, authority to sign any documents on its behalf, or to perform ministerial acts, but no person to whom such authority is delegated under this subsection may perform any act involving the exercise of any discretion without first obtaining the concurrence of a majority of the members of the Committee, even though he or she alone may sign any document required by third parties.

Section 4.03 Actions. Whenever a determination is required under the Plan, such determination shall be made at the reasonable discretion of the above-named officer, delegate or Committee, as applicable. In addition, the exercise of discretion need not be uniformly applied to similarly-situated Covered Executives and shall be final and binding on each Covered Executive or beneficiary(ies) to whom the determination is directed.

ARTICLE V

TERM, AMENDMENT AND TERMINATION

The original one-year term of this Plan shall automatically renew for successive one-year renewal terms unless all Covered Executives are given written notice of the amendment, termination or suspension of the Plan at least one-year prior to the end of the original or any renewal term. Subject to the preceding sentence, the Committee retains the right to amend, suspend or terminate the Plan in whole or in part, for any reason. Notwithstanding the foregoing, no such amendment, suspension or termination shall (a) give the Company the right to recover any amount paid to a Covered Executive prior to the date of such action, (b) cause the cessation and discontinuance of payments of Benefits to any person or persons under the Plan already receiving Benefits, or (c) be effective to terminate or reduce the Benefits or prospective Benefits of any Covered Executive whose Employment Termination Date occurs before the date of such amendment, suspension or termination (unless the express written consent of the Covered Executive has been obtained with respect thereto).

ARTICLE VI

DUTIES OF THE COMPANY

Section 6.01 Records. The Company shall supply to the Committee all records and information necessary to the performance of the Committee’s duties.

Section 6.02 Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee, or the Company shall be made in its or their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly-situated individuals and shall be final, binding and conclusive upon all parties.

ARTICLE VII

CLAIMS PROCEDURES

Section 7.01 Application for Benefits. A person who believes that he is being denied a Benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request with the Administrator setting forth the claim. A notice denying or granting the claim shall be provided to the Claimant within ninety (90) days after the Administrator’s receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, notice of the extension shall be furnished by the Administrator to the Claimant within the initial 90-day period and in no event shall such extension exceed a period of ninety (90) days from the end of the initial 90-day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Administrator expects to render a decision on the claim.

If the claim is denied in whole or part, the Claimant shall be provided a written or electronic notice, using language calculated to be understood by the Claimant, setting forth (a) the specific reason or reasons for such denial and the specific reference to relevant provisions of the Plan upon which such denial is based, (b) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary, (c) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review and the time limits for requesting a review, and (d) the Claimant’s right to bring an action for benefits under ERISA Section 502 following an adverse benefit determination on review.

Section 7.02 Appeals of Denied Claims for Benefits. Within sixty (60) days after receipt by the Claimant of the notice described above, the Claimant may request in writing that the Administrator review the determination. The Claimant or his duly authorized representative may review, upon request and without charge, copies of all documents, records, and other information relevant to his claim and submit documents, records, or written comments for consideration by the Administrator. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred and stopped from challenging the determination.

The decision on review normally shall be made within sixty (60) days of the Administrator’s receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified by the Administrator prior to the termination of the initial 60-day period, and in no event shall such extension exceed a period of sixty (60) days from the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring extension of time and the date by which the Administrator expects to render a decision on the claim. The decision on review shall be given to the Claimant within the applicable time limit discussed above. All decisions on review shall be final and binding with respect to all concerned parties. The decision on review shall set forth, in a manner calculated to be understood by the Claimant (a) the specific reasons for the decision and shall include references to the relevant Plan provisions upon which the decision is based, (b) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his benefits, and (c) the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Nonalienation of Benefits. None of the payments, Benefits or rights of any Covered Executive shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, Benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Covered Executive. No Covered Executive shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the Benefits or payments which he may expect to receive, contingently or otherwise, under the Plan.

Section 8.02 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any Benefits shall be construed as giving any Covered Executive, or any person whosoever, the right to be retained in the service of the Company, and all Covered Executives shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 8.03 Entire Agreement. Except as may be provided in the Executive Severance Agreement, if any, between the Covered Executive and the Company, this Plan, as it may be amended by the Committee, and the documents specifically referenced herein, or in such amendment, shall constitute the entire agreement between the Company and the Covered Executive with respect to the Benefits promised hereunder and no other agreements, representations, oral or otherwise, express or implied, with respect to such Benefits shall be binding on the Company; provided, however, that in the case of any conflict between the terms of the Plan and the Executive Severance Agreement, if any, between the Covered Executive and the Company, the provisions of the Executive Severance Agreement shall control.

Section 8.04 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

Section 8.05 Successors, Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Covered Executive, present and future.

Section 8.06 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 8.07 Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.

Section 8.08 Unfunded Plan. The Plan shall not be funded. The Company may, but shall not be required to, set aside or earmark an amount necessary to provide the Benefits specified herein (including the establishment of trusts). In any event, no Covered Executive shall have any right to, or interest in, any assets of the Company.

Section 8.09 Payments to Incompetent Persons, Etc. Any Benefit payable to or for the Benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.

Section 8.10 Lost Payees. A Benefit shall be deemed forfeited if the Committee is unable to locate a Covered Executive to whom a Benefit is due. Such Benefit shall be reinstated if application is made by the Covered Executive for the forfeited Benefit while the Plan is in operation.

Section 8.11 Controlling Law and Nature of Plan. The Plan shall be construed and enforced according to the laws of the State of Ohio to the extent not preempted by Federal law. The Plan is intended to be a nonqualified deferred compensation plan for a select group of management or highly compensated employees employed by the Company and is intended to be a plan described in Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

MILACRON INC. EXECUTIVE RETENTION/SEPARATION PLAN

APPENDIX A

GENERAL RELEASE

1. I,      (the “Executive”), for and in consideration of (i) certain severance benefits to be paid and provided to me by Milacron Inc. (the “Company” and/or “Milacron”) under the Executive Retention/Separation Plan (the “Plan”) and (ii) the Company’s execution of a release in favor of the Executive, on the date this General Release becomes irrevocable, substantially in the form attached hereto as Annex 1, and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, shareholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively referred to herein as “Releasees” and included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Ohio Revised Code, the Rehabilitation Act of 1973, 29 USC Sections 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC Sections 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC Sections 60/ et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC Sections 621 et seq., as amended (“ADEA”), the Americans with Disabilities Act, 29 USC Sections 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC Sections 301 et seq., as amended, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Plan, any applicable Executive Severance Agreement, or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit other than under any Company separation or severance plan or programs.

Notwithstanding the foregoing, I understand that I shall be indemnified by the Company as to any liability, cost or expense for which I would have been indemnified during employment, in accordance with the Company’s certificate of incorporation or insurance coverages in force for employees of the Company serving in executive capacities for actions taken on behalf of the Company within the scope of my employment by the Company.

2. Subject to the limitations of paragraph 1 above, Executive expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. Executive understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. Executive hereby agrees and recognizes that his employment by the Company was/will be permanently and irrevocably severed on      , 20     and the Company has no obligation, contractual or otherwise to him to hire, rehire or reemploy him in the future. Executive acknowledges that the terms of the Plan provide him with payments and benefits which are in addition to any amounts to which he otherwise would have been entitled.

4. Executive hereby agrees and acknowledges that the payments and benefits provided by the Company are to bring about an amicable resolution of his employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Plan was, and this Release is, executed voluntarily to provide an amicable resolution of his employment relationship with the Company.

5. Executive hereby acknowledges that nothing in this Release shall prohibit or restrict him from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

6. Executive represents that he has not filed any claims against any of the Releasees with any local, state, or federal agency, department, or court, and does not claim an interest in any such Claims. Executive also waives the right to recover any damages or other relief in any Claims brought by or through the Equal Employment Opportunity Commission or any other local, state, or federal agency, department, or court.

7. Exclusively as this Agreement pertains to the Executive’s release of Claims under the Age Discrimination in Employment Act, Executive, pursuant to and in compliance with rights afforded him under the Older Workers Benefit Protection Act: (i) is advised to consult with an attorney prior to executing this General Release; (ii) is afforded twenty-one (21) days within which to consider this General Release; and (iii) is afforded seven (7) days following execution of this General Release to revoke it. Executive understands that he has the right to revoke this General Release for a period of seven days following execution by giving written notice to the Company at 2090 Florence Avenue, Cincinnati, Ohio 45206, Attention: General Counsel. It is agreed that this General Release shall not become effective and enforceable until the seven (7) day revocation period expires. Executive’s knowing and voluntary execution of this Agreement is an express acknowledgment and agreement that he had the opportunity to review this Agreement with his attorney; that Executive was afforded twenty-one (21) days to consider it before executing it; that Executive agrees this General Release is written in a manner that enables him to fully understand its content and meaning; and that Executive is being given seven (7) days to revoke the Agreement.

8. Executive shall return to the Company any and all property belonging to the Company or any of the Releasees (and all copies thereof), including, but not limited to, any credit cards, computers, other equipment, records, files, customer lists, computer disks, and all other information developed during or relating to the business of the Company.

9. Executive upon request of the Company shall make himself reasonably available to and cooperate with the Company or any of the Releasees and its/their counsel in responding to, preparing for, and testifying, if necessary, in connection with any matter(s) or claim(s) involving the Company or any of the Releasees.

10. Executive agrees that during the course of his employment with the Company, Confidential Information belonging to Company and Releasees was provided and/or was available to him. Executive agrees he will not, at anytime divulge the contents of any such Confidential Information to any person or entity. Executive further agrees he will not at anytime use the contents of any such Confidential Information for any purpose whatsoever. “Confidential Information” shall include, but not be limited to, the identity of the Company or the Releasee’s customers, customer lists, suppliers, and all materials, documents and facts concerning the methods, techniques, devices and operations of the Company and the Releasees. Executive acknowledges and agrees that all Confidential Information and all other proprietary items of the Company and the Releasees are unique and special assets of the Company and the Releasees, and that he does not have nor can he acquire any right therein or claim thereto.

11. Should Executive breach any terms of this General Release, the Company may stop making any payments which still may be due, and Executive shall repay immediately, upon demand of the Company, all amounts paid to him under the terms of the Plan, in addition to any additional damages above that amount which the Company can prove.

12. Executive hereby certifies that he has read the terms of this General Release, that he has been advised by the Company to discuss it with his attorney, that he has received the advice of counsel and that he understands its terms and effects. Executive acknowledges, further, that he is executing this General Release of his own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which he acknowledges is adequate and satisfactory to him. None of the above-named persons, nor their agents, representatives, or attorneys have made any representations to the Executive concerning the terms or effects of this General Release other than those contained herein.

Intending to be legally bound hereby, I execute the foregoing General Release this      day of      , 20      .

EXECUTIVE

By:

Name:

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MILACRON INC.

By:

Name:

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Title:

ANNEX 1

GENERAL RELEASE

1. Milacron Inc. (the “Company”) on its behalf and on behalf of its subsidiaries and affiliates, their officers, directors, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term “Company”), for and in consideration of      (the “Executive”) executing the general release of claims against Company dated      (the “Executive’s Release of Company”), and other good and valuable consideration, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Executive, his assigns, heirs, executors and administrators (hereinafter collectively included within the term “Executive”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of the Executive’s employment with Company to the date of this Release arising from or relating in any way to the Executive’s employment relationship and the termination of his employment relationship with Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between Company and the Executive, other than the Executive’s Release of Company, and the Proprietary Rights Agreement entered into by the Executive on      , and any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this release apply to any action attributable to a criminal act or to an act or conduct that will likely result in material harm to the Company.

2. Subject to the limitations of paragraph 1 above, the Company expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. Company understands the significance of this General Release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. Company hereby certifies that it has been advised by counsel in the preparation and review of this Release.

Intending to be legally bound hereby, Company executes the foregoing Release this      day of      , 20     .

MILACRON INC.

By:

Name:

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Title:

EXECUTIVE

By:

Name:

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